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                                                                    EXHIBIT 5(a)

                       OPINION OF HUGHES & LUCE, L.L.P.

                     [Letterhead of Hughes & Luce, L.L.P.]

                                October 5, 1999

Wal-Mart Stores, Inc.
702 S.W. 8th Street
Bentonville, Arkansas  72716

                 Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

          We have acted as special counsel to Wal-Mart Stores, Inc., a Delaware corporation (the "Company"), in connection with its registration under the Securities Act of 1933, as amended (the "Act"), of the offer and sale of 1,138,516 shares of the Company's common stock, $.10 par value per share (the "Shares"), pursuant to options granted from time to time pursuant to The ASDA Colleague Share Ownership Plan 1999 (the "Options") and the exercise of the Options. The offer and sale of the Shares are being registered pursuant to a registration statement on Form S-8 to be filed with the Securities and Exchange Commission on or about October 5, 1999 (the "Registration Statement").

          In connection with this opinion, we have examined those documents and records of the Company and those statutes, regulations and other instruments and certificates as we have deemed necessary or advisable for the purposes of this opinion. In all such examinations, we have assumed that all signatures on all documents presented to us are genuine, that all documents submitted to us as originals are accurate and complete and that all documents submitted to us as copies are true and correct copies of accurate and complete original documents. We have also relied upon certificates of public officials, corporate agents and officers of the Company and other certifications with respect to the accuracy of material factual matters contained therein which were not independently established.

          Based on the foregoing, we are of the opinion that (1) any of the Shares that are treasury shares of the Company issued and outstanding on the date hereof are validly issued, fully paid and non-assessable and (2) any of the Shares not issued and outstanding on the date hereof will be, if and when issued and sold upon due exercise of the Options and in accordance with the terms of the plan pursuant to which the Options exercised are issued will be, validly issued, fully paid and nonassessable, assuming the Company maintains an adequate number of authorized but unissued shares of common stock available for issuance pursuant to the exercise of the Options, and further assuming that the consideration actually received by the Company for the Shares upon their issuance exceeds the par value thereof.

          This opinion may be filed as an exhibit to the Registration Statement and we also consent to the use of our firm's name in the Registration Statement and the related Prospectus. In giving this consent, we do not admit that we are included in that category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                  Very truly yours,

                                  /s/  Hughes & Luce, L.L.P.